EXHIBIT 3.2

                             ARTICLES OF AMENDMENT
                                      TO
                          ARTICLES OF INCORPORATION
                                      OF
                              LASERMEDICS, INC.

      Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, Lasermedics, Inc. hereby adopts these Articles of Amendment to its Articles of Incorporation:

                                 ARTICLE ONE

      The name of the corporation is Lasermedics, Inc. (the "Corporation").

                                 ARTICLE TWO

      The following amendments to the Articles of Incorporation of the Corporation were adopted by the shareholders of the Corporation on July 24, 1996 at the Corporation's Annual Meeting of Shareholders. The amendments affect Article Four (concerning the Corporation's authorized capital stock) and Article Six (concerning cumulative voting in the election of directors) of the Articles of Incorporation.

Article Four is amended and restated in its entirety as follows:

                        "ARTICLE FOUR

      The Corporation shall have the authority to issue two classes of shares, to be designated respectively, "Preferred Stock" and "Common Stock". The total number of shares which the Corporation is authorized to issue is 22,500,000. The number of Preferred shares authorized is 2,500,000 and the par value of each such share is Ten Cents ($.10). The number of Common shares authorized is 20,000,000, and the par value of each such share is One Cent ($.01).

      The Preferred Stock may be issued in one or more series. The Board of Directors is hereby authorized to fix or alter by resolution or resolutions, the designations, preferences, and relative participating, optional or other special rights of the shares of each such series and the qualifications, limitations or restrictions thereon, including, but not limited to, determination of the dividend rights, dividend rates, conversion rights, voting rights and rights in terms of redemption."

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      Article Six is amended by deleting the last sentence of the second paragraph thereof and replacing such deleted sentence with the following:

 "Cumulative voting of shares in the election of directors is expressly denied."

                                  ARTICLE THREE

      The number of shares of the Corporation outstanding at the time of such adoption was 1,482,225 and the number of shares entitled to vote thereon was 1,482,225.

                                  ARTICLE FOUR

      The number of shares of the Corporation voted for the amendment was 1,006,982 and the number of shares of the Corporation voted against the amendment was 12,267.


Dated July 24, 1996.                      LASERMEDICS, INC.



                                          By:   /s/ MICHAEL M. BARBOUR
                                           President and Chief Executive Officer

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